GE Capital Comm Mtge. Corp. 2005-C1
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	10,858,751.28	2,369,279.78	64,983,248.72
A-1A	663,583.09	5,628,189.63	145,710,416.91
A-2	0	15,209,382.00	419,280,000.00
A-3	0	5,913,250.00	155,000,000.00
A-4	0	1,447,945.40	36,781,000.00
A-5	0	18,207,247.90	457,852,000.00
A-AB	0	1,848,414.72	48,230,000.00
A-J	0	4,460,671.80	110,916,000.00
B	0	1,690,244.40	41,855,000.00
C	0	679,306.70	16,742,000.00
D	0	1,122,020.80	27,206,000.00
E	0	617,455.40	14,649,000.00
X-P	0	8,530,218.51	1,624,676,000.00